CONSENT OF INDEPENDENT AUDITORS

CDC MPT+ Funds:

We consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 333-66279 of our report dated December 10, 1999, appearing in the Annual Report for the period ended October 31, 1999, which is incorporated by reference in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Counsel" in the Statement of Additional Information, which are also included in such Registration Statement.


/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
New York, New York
February 23, 2000